SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2004

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	94-3170244 (I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

SAN CARLOS, Calif. (July 27, 2004) — Conceptus, Inc. (Nasdaq: CPTS) today provided an update on recent progress in obtaining positive third party payer coverage decisions for Essure®.

To date, the Essure procedure has received positive decisions from third-party payers covering over 149 million covered lives, or 71 percent of total covered lives. During recent weeks Essure has received positive coverage decisions totaling more than 14 million lives. This includes California-based Kaiser Permanente that has more than 8 million covered lives, and HealthNet, also based in California, for its 3.8 million plan participants. New Medicaid reimbursements are also now in effect in Arkansas, North Carolina and South Carolina, with a total of 2.1 million covered lives in their programs.

Also, Conceptus reports that it has been advised by United Health Care (UHC) that a coverage decision has been delayed regarding Essure. The Company is continuing to work closely with UHC officials to provide them with additional published clinical evidence to support a positive decision. Conceptus is unaware of any specific timeframe for future UHC panel review meetings and believes that approval will occur when UHC has obtained satisfactory “long-term” clinical evidence regarding the Essure procedure.

“We appreciate the commitment by those payers now reimbursing for Essure, a non-surgical alternative to tubal ligation,” said Mark Sieczkarek, president and CEO of Conceptus, Inc. “Recent FDA approval of clinical data supporting a three-year effectiveness of 99.80% will further support our efforts to educate insurers on the short and long term benefits to women, physicians and health care payers as we work to make Essure the standard of care in permanent female birth control.”

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. Essure is 99.80% effective after three years of follow-up.

ABOUT CONCEPTUS

Conceptus, Inc. manufactures and markets Essure, an innovative medical device and procedure, designed to provide a nonincisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Decisions and other actions by private and public third party payers, and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s latest Annual Report on Form 10-K and latest Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)
By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer and Chief Financial Officer

Dated: July 30, 2004

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